Exhibit 10.13

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of [_______ __], 2009 between Artio Global Investors Inc. (the “Company”) and Rudolph-Riad Younes (“Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.           Position/Responsibilities; Reporting.  During the Employment Term, Executive shall serve as Managing Director and Head of International Equity at the Company.  Executive shall have such responsibilities and duties as are customary for such position and shall devote his full business time and efforts to his services as an executive.  Executive shall report to the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, Executive shall be permitted to manage his individual and family investments and affairs, engage in charitable activities and community affairs, and act as members, directors or officers of such investment entities or industry trade associations or groups, provided that such activities do not interfere with his duties to the Company.

2.           Term of Employment.  The term of employment of Executive under this Agreement (the “Employment Term”) shall commence on the Effective Date and shall continue until such time as it is terminated by the Company or Executive in accordance with Section 4 of this Agreement.  As used herein, “Effective Date” shall mean the closing of an initial underwritten public offering of the Company’s Class A common stock.  This Agreement shall become effective only when and if the Effective Date occurs.  If the Effective Date does not occur on or before November 30, 2009, then this Agreement shall be null and void.

3.           Compensation and Benefits.

3.1.                  Base Salary.  During each of the first two years of the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $500,000, payable in accordance with the

Company’s normal payroll practices.  Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

3.2.                  Annual Bonus.  With respect to each calendar year, or any portion thereof, during the Employment Term, Executive shall be eligible to earn an annual cash bonus (an “Annual Bonus”).  The amount of the Annual Bonus, or any portion thereof, earned in respect of the twenty-four month period following the Effective Date shall be determined based upon a minimum target amount equal to $3,500,000 for each twelve-month period within such twenty-four month period.  The actual amount of the Annual Bonus shall be determined by the Board based on an assessment of Executive’s performance relative to a set of objectives and criteria determined by the Board and reviewed in advance with Executive.  In respect of calendar years, or any portion thereof, after the twenty-four month period following the Effective Date, the amount of such Annual Bonus shall be determined by the Board in its sole discretion.  The Annual Bonus shall be payable at such time bonuses are generally paid to employees of the Company, but in any event no later than March 15 following the end of each calendar year, or any portion thereof, during the Employment Term.

3.3.                  Benefits.  Executive shall be entitled to participate in or receive benefits under all employee benefit plans and arrangements generally made available by the Company to its most senior level executives (excluding equity grants made in connection with the Company’s initial public offering), subject to and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements.

3.4.                  Vacation.  Executive shall be entitled to vacation time in accordance with the policies established by the Company from time to time for its most senior level executives.

3.5.                  Expense Reimbursement.  Executive will be reimbursed for ordinary and necessary business and travel expenses reasonably incurred in the performance of his duties in accordance with the generally applicable policies and procedures of the Company; provided that such expenses are properly documented and reported in accordance with the policies and procedures of the Company applicable at the time the expenses are incurred.

4.           Termination.  The Board may terminate the employment of Executive at any time and Executive may resign at any time.  If Executive’s employment is terminated by the Company or if Executive’s employment terminates due to the resignation, death or permanent incapacity, Executive (or Executive’s estate or representative) shall receive:  (i) any accrued but unpaid Base Salary (and other vested and accrued employee benefits) through the termination date and (ii) any earned but unpaid Annual Bonus relating to a bonus year completed prior to Executive’s termination of employment and determined in accordance with applicable bonus procedures.  If at the time of Executive’s termination of employment Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Executive shall not be entitled to any payments upon such termination of employment until the earlier of (x) the date that is six months after such termination of employment for any reason other than death or (y) the date of Executive’s death.  The preceding sentence will only apply if required to comply with Section 409A.  Any payments to Executive that are delayed in accordance with Section 409A shall accrue interest at the rate of LIBOR plus 4% per annum, from and including the date of Executive’s termination through the date such payment is made to Executive.

5.           Restrictive Covenants.

5.1.                  Non-Disparagement.  During the period commencing on the Effective Date and ending on the second anniversary of the date upon which Executive ceases to be employed by the Company or its subsidiaries (the “Restricted Period”), Executive shall not make, publish or communicate to any person or entity, including but not limited to the investors or clients of the Company, any Disparaging (defined below) remarks, comments or statements concerning the Company or any of its subsidiaries or any of their directors or officers.  During the Restricted Period, the Company shall not, and will cause its subsidiaries not to, and shall take reasonable steps to cause its members, partners, directors, officers and employees not to make, publish or communicate to any person or entity, including but not limited to the investors or clients of the Company and its subsidiaries, any Disparaging remarks, comments or statements concerning Executive.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged or that would adversely effect in any manner the conduct of the business or the business reputation of the Company or any of its subsidiaries.

5.2.           Confidentiality.  Executive acknowledges that he has previously acquired and may continue to acquire during his employment by the Company Confidential Information (as defined below) regarding the business of the Company and its subsidiaries.  Accordingly, Executive shall not, without the prior written consent of the Company, at any time, disclose to any unauthorized person or otherwise use any such Confidential Information for any reason other than the business of the Company.  “Confidential Information” means any proprietary or confidential information of the Company or its respective subsidiaries, including any non-public information concerning the operations, systems, services, personnel, financial affairs and investment and trading philosophies, strategies, techniques and performance of the Company or any of its subsidiaries, computer software, forms, contracts, agreements, literature or other documents, designed, developed or written by, for, with or on behalf of the Company, any of its subsidiaries or any of their respective investors or clients and the identity of any investors or clients of the Company or its subsidiaries or other information about such investors or clients or their investments and positions in any investment fund for which the Company or its subsidiaries serve as an investment manager or a general partner or in a similar capacity or information about any fund advised by the Company.  The restrictions of this paragraph apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic or any machine-readable form or is orally conveyed to Executive.  Notwithstanding the foregoing, the term “Confidential Information” does not include the following: (i) any information that is or becomes public or known outside the Company without any action by Executive; (ii) any information that was known to Executive prior to his employment with the Company; or (iii) any information that is legally transmitted to Executive by a third party which owes no obligation of confidentiality to the Company.

5.3.                  Company Property.  All memorandums, models, plans, lists, notes, records, components, devices, computer software or code, whether embodied in a disk or in any other form, and other documents or papers (and all copies thereof) relating to the Company or any of its subsidiaries, whether written or stored on an electronic media system, made or compiled by Executive, or on Executive’s behalf, in the course of Executive’s employment or made available to the Executive in the course of his employment relating to the Company or any of its subsidiaries shall be the property of the Company and shall, unless otherwise agreed to by the Company, be delivered to the Company promptly upon the termination of Executive’s employment with the Company or at any other time upon request, and Executive shall not retain any copies, abstracts, sketches or other physical embodiment of any of such items.

5.4.                  Track Record.  The parties agree that following a termination of Executive’s employment with the Company Executive shall be permitted to use or disclose historic performance data relating to any publicly or privately offered pooled investment funds or other investment partnerships or vehicles which are managed by the Company or any of its subsidiaries and with respect to which Executive had management, executive or investment responsibility (collectively, the “Track Record”), provided that such use and disclosure shall be solely for the purpose of (a) seeking an employment opportunity, other than in an employment role that would constitute Prohibited Competition Activity, (b) seeking a co-investor or joint venture relationship with third parties, including in an investment management business, but excluding any business that would constitute Prohibited Competition Activity or (c) performing Investment Management Services, other than Investment Management Services that would constitute a Prohibited Competition Activity.  Notwithstanding anything herein or elsewhere to the contrary, Executive shall not be in breach of any restrictive covenants governing confidentiality or nondisclosure on account of his permitted use and disclosure of historic performance data pursuant to the preceding sentence.  For purposes of the foregoing provisions, the terms Prohibited Competition Activity and Investment Management Services shall have the meanings attributed to such terms under the Exchange Agreement among the parties dated [___], 2009.  For the avoidance of doubt, nothing contained herein shall limit the right of Company, its subsidiaries and their successors from disclosing and using the Track Record as they deem fit in their sole discretion.

5.5.                  Work Product.  Executive agrees that all ideas, inventions, discoveries, systems, interfaces, protocols, models, concepts, formats, suggestions, creations, developments, arrangements, designs, programs, products, processes, investment strategies, materials, computer programs or software, data bases, improvements, or other properties related to the business of the Company and its subsidiaries conceived, made or developed while associated with the Company, whether conceived by Executive alone or working with others, and whether patentable or not (the “Work Product”), shall be owned by, and belong exclusively to, the Company.  Executive hereby assigns to the Company his entire rights to the Work Product and agrees to execute any documents and take any action reasonably requested by the Company to protect the rights of the Company in any Work Product.  Without limiting the generality of the foregoing, Executive acknowledges that any copyrightable subject matter created by him within the scope of his responsibilities to the Company and its subsidiaries, whether containing or involving Confidential Information or not, is deemed a work-made-for-hire under Chapter 17 of the United States Code, entitled “Copyrights,” as amended, and the Company and its subsidiaries shall be deemed the author and owner thereof for any purposes whatsoever.  In the event of any unauthorized publication of any Confidential Information, the Company and its subsidiaries shall automatically own the copyright in such publication.

6.           Remedies; Specific Enforcement.  The parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in Section 5 will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond.  Executive hereby consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining him from violating, or directing him to comply with, the restrictions set forth in Section 5.  Executive also agrees that such remedies shall be in addition to any and all remedies, including damages available to the Company against him for such breaches or threatened or attempted breaches.

7.           Other Provisions.

7.1.                  Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, sent by facsimile transmission or received by mail, as follows:

If the Company, to:

Artio Global Investors Inc.
330 Madison Avenue
New York, New York  10017
Attention: Adam R. Spilka

Telephone: (212) 297-3675

and

If to Executive, to his home address set forth in the records of the Company.

7.2.                  Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including but not limited to the letter agreement between Executive and Julius Baer Investment Management LLC, dated May 4, 2004.

7.3.                  Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4.                  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles.

7.5.                  Successors.  This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive.  The Company may assign this Agreement and its rights, together with its obligations, to any a successor to the business of the Company.

7.6.                  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

7.7.                  Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

7.8.                  Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency, arbitrator or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.  Executive acknowledges that the covenants contained in Section 5 are a condition of this Agreement and are reasonable and valid in all respects.

7.9.                  Judicial Modification.  If any court determines that any of the covenants in Section 5, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby by affected and shall be given full effect, without regard to the invalid portion.

7.10.                  Waiver of Jury.  The Company and Executive each hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement.

7.11.                  Withholding.  All payments made to Executive pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to Executive for purposes of amounts due to Executive under this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

Executive

ARTIO GLOBAL INVESTORS INC.
By:
Name:
Title: